EXHIBIT 5.1

                               September 23, 2002

  Digital Fusion, Inc.
  400 N. Ashley Drive, Suite 2600
  Tampa, FL 33602

            RE:       Registration Statement on Form S-3
                      File No.: 8107.11
  Gentlemen:

            This opinion is being furnished in connection with the Registration Statement on Form S-3 (the"Registration Statement") of Digital Fusion, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), for the registration of 1,026,153 shares of common stock, par value $.01 (the "Shares"). As counsel for the Company, we have examined and are familiar with the Articles of Incorporation and Bylaws of the Company; the proceedings of the Board of Directors of the Company relating to the issuance of the Shares; and such other Company records, documents and matters of law as we have deemed to be pertinent. Based upon our examination of such documents and our familiarity with such proceedings, it is our opinion that:

            1. The Company has been duly incorporated and its status is active under the laws of the State of Delaware.

            2. The Shares, when issued, shall be duly authorized, fully paid and nonassessable. We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
  Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Bush Ross Gardner Warren & Rudy, P.A.

                                         By:/S/ Richard B. Hadlow, Esq.
                                            ---------------------------
                                                Richard B. Hadlow, Esq.